EXHIBIT 99.1

NEWS RELEASE CONTACT: Norris Battin The Cooper Companies, Inc. ir@coopercompanies.com FOR IMMEDIATE RELEASE	21062 Bake Parkway Lake Forest, CA 92630 888-822-2660 Fax: 949-597-0662

THE COOPER COMPANIES REPORTS FIRST QUARTER 2006 RESULTS

Revenue Ahead 45% in Constant Currency to $205.7 Million

EPS 49 Cents before Nonrecurring Items; Reported EPS 39 Cents

Revenue and Earnings Guidance Updated

LAKE FOREST, Calif., March 7, 2006 — The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal first quarter ended January 31, 2006. On January 6, 2005, Cooper completed the acquisition of Ocular Sciences, Inc. and Ocular’s results are included from that date forward.

First Quarter Highlights

•	Revenue $205.7 million, 45% above the first quarter of 2005 in constant currency, 39% as reported.

•	Reported EPS before nonrecurring items 49 cents; excluding stock option expense 58 cents. Nonrecurring items include nonrecurring acquisition and restructuring costs and the write-off of deferred financing costs associated with amending the syndicated bank credit facility.

EPS fell below December’s first quarter guidance range of 63 cents to 65 cents primarily because of stock option expenses for directors and employees (9 cents versus previously estimated charge of 3 cents), audit cost overruns for 2005 (2 cents), foreign exchange losses (2 cents) and timing of sales expenses, promotional activities and research and development expenses ahead of new product launches.

•	Cash flow (pretax income from continuing operations plus stock option expenses, depreciation and amortization before nonrecurring items) per share 95 cents, up from 89 cents in the first quarter of 2005; trailing twelve months $4.60.

Change in Accounting for Stock Options

The Company has adopted the new accounting requirements for expensing stock options in accordance with Statement of Financial Accounting Standards No.123 (revised 2004), “Share-Based Payment” (SFAS 123R) using the modified prospective method. Therefore, prior periods have not been restated and are not comparable. These new accounting requirements reduced first quarter results by $4.9 million or 9 cents per share. Guidance for fiscal 2006 includes 25 cents for stock option expense, 10 cents more than previous guidance because ten year historical vesting data and higher volatility assumptions were used. The first quarter stock option expense will be greater than subsequent quarters because the 2006 directors’ annual options are amortized over four months.

Revenue and Earnings Per Share Guidance

Cooper has updated revenue and EPS guidance for fiscal 2006 effective today to include first quarter actual results, the refinement of the impact of stock option expense and management’s current manufacturing capacity expectations for the remainder of fiscal 2006 and 2007.

Revenue and EPS guidance, excluding nonrecurring acquisition and restructuring expenses, for the second quarter of fiscal 2006 and for fiscal 2006 and 2007 assuming no major changes in foreign currency exchange rates versus the first quarter are:

•	For fiscal 2006 Cooper now expects revenue of $908 million to $936 million and EPS of $3.15 to $3.35 ($3.40 to $3.60 excluding stock option expense). Previous 2006 revenue guidance was $933 million to $946 million and EPS of $3.34 to $3.44 ($3.49 to $3.59 excluding stock option expense).

•	CooperVision (CVI), the Company’s contact lens business, expects fiscal 2006 revenue of $785 million to $810 million, an organic constant currency growth rate of 9% to 12% versus the prior year. Previous revenue guidance for CVI was $810 million to $820 million.

•	CooperSurgical (CSI), the Company’s women’s healthcare medical device business, expects fiscal 2006 revenue of $123 million to $126 million, the same as previous guidance.

•	For the second quarter of fiscal 2006, Cooper expects revenue of $215 million to $227 million — $185 million to $195 million for CVI and $30 million to $32 million for CSI — with EPS before nonrecurring acquisition and restructuring expenses of 67 cents to 77 cents (73 cents to 83 cents excluding stock option expense).

•	For fiscal 2007, Cooper’s expects revenue of $998 million to $1050 million. Previous guidance was $1045 million to $1060 million. CVI guidance is $863 million to $910 million, an organic constant currency growth of 10% to 12% over 2006. CSI guidance remains unchanged at $135 million to $140 million.

2007 EPS guidance is $3.55 to $3.95 ($3.90 to $4.30 excluding stock option expense) compared to previous EPS guidance of $4.04 to $4.14 ($4.19 to $4.29 excluding stock option expense).

•	EPS guidance for 2006 and 2007 assumes a tax rate of 10% to 15%.

Reported P&L Highlights ($’s in millions)

Three Months Ended January 31,

	Revenue			Operating Income
	2006	2005	% Inc.	2006		2005		% Inc.	% Revenue 2006	% Revenue 2005
CVI	$175.6	$121.1	45%	$38.8	*	$30.0	*	29%	22%	25%
CSI	30.1	26.5	14%	5.3		3.5		50%	18%	13%

Subtotal	205.7	147.6	39%	44.1		33.5		31%	21%	23%
Corporate Expense	—	—	—	(8.6)		(3.8)		—	—	—

TOTAL	$205.7	$147.6	39%	$35.5		$29.7		20%	17%	20%

Excluding stock option expense				$40.4		$29.7		36%	20%	20%

*	Before nonrecurring charges for merger related accounting and restructuring of $1.8 million and $3.1 million, in fiscal 2006 and 2005, respectively.

First Quarter Fiscal 2006 Revenue and Expense Summary

Cooper’s first quarter revenue of $205.7 million was 45% above last year’s first quarter in constant currency, 39% as reported.

Gross margin, before nonrecurring acquisition and restructuring costs, was 63%, one percent below last year’s first quarter as unfavorable currency adjustments flow through the cost of goods sold. Including nonrecurring acquisition and restructuring costs, gross margin was also 63% compared with 62% in the prior year’s quarter.

Selling, general and administrative expense (SG&A), including $4.8 million for stock option expense, grew 40% and was 41% of revenue, the same as in last year’s first quarter. SG&A before stock option expense was 39% of sales.

Corporate expenses increased to $8.6 million, or 123% over the first quarter of 2005. These include $3.4 million of stock option expenses, increased costs to comply with corporate governance requirements and support a larger company, an audit cost overrun of $1.3 million for the fiscal 2005 financial and controls audits and continuing costs to maintain Cooper’s global trading arrangement.

First quarter fiscal 2006 research and development expense was $5.9 million, more than double the first quarter of 2005, which included only one month of R&D costs from the acquisition. CVI’s activities include programs to develop two-week disposable and continuous wear silicone hydrogel lenses, a disposable multifocal toric lens and a daily wear lens incorporating the Proclear lens material.

Operating income before nonrecurring acquisition and restructuring costs grew 20%, 36% excluding the effect of stock option expense, and was 17% of revenue, 20% excluding the effect of stock option expense, versus 20% in last year’s first quarter. With nonrecurring acquisition and restructuring costs included, operating income was 16% of revenue.

Interest expense grew 131% over the first quarter of 2005 as a result of debt incurred associated with the Ocular acquisition. Other expenses of $5.2 million include $800 thousand of foreign exchange losses and a $4.1 million write-off of deferred financing costs associated with amending the syndicated bank credit agreement in December 2005.

The effective tax rate (ETR) for the quarter (provision for taxes divided by income before taxes) was 11%, 12% excluding nonrecurring items, compared with 21% for the first quarter of 2005.

Compared with the first quarter of 2005, the number of shares used to calculate diluted earnings per share increased 21% to 47.6 million shares, primarily due to the shares issued in the Ocular transaction.

First Quarter Fiscal 2006 Business Unit Operating Summaries ($’s in millions)

CooperVision

	2006 Reported	2006 Nonrecurring acquisition and restructuring expenses	2006 Before nonrecurring acquisition and restructuring expenses	% Revenue	% Change vs. 2005 before nonrecurring acquisition and restructuring expenses
Net sales	$175.6	$—	$175.6	100%	45%
Cost of sales	63.8	(0.5)	63.3	36%	54%

Gross profit	111.8	0.5	112.3	64%	41%
SG&A	65.2	—	65.2	37%	40%
R&D and amortization	8.3	—	8.3	5%	149%
Restructuring costs	1.3	(1.3)	—	—	—

Total operating expense	74.8	(1.3)	73.5	42%	47%

Operating income	$37.0	$1.8	$38.8	22%	29%

CooperSurgical

	2006 Reported	% Revenue	% Change vs. 2005
Net sales	$30.1	100%	14%
Cost of sales	12.8	43%	8%

Gross profit	17.3	57%	18%
SG&A	10.7	36%	7%
R&D and amortization	1.3	3%	22%
Total operating expense	12.0	39%	8%

Operating income	$5.3	18%	50%

Balance Sheet and Cash Flow Highlights

•	At the end of the first quarter, Cooper’s days sales outstanding (DSO) increased to 68 days from 65 days a year ago. Cooper expects future DSO in the upper 60’s to low 70’s.

•	Inventory months on hand was 7.8 months at the end of the quarter, versus 6.8 months at last year’s first quarter, in line with company expectations, as inventory is built to support new product launches.

•	Capital expenditures were $46 million in the quarter, primarily to expand manufacturing capacity and to continue the rollout of new information systems in selected locations.

“Our objective is to move aggressively to develop manufacturing capacity for our new silicone hydrogel lenses and to expand and/or convert capacity to the Gen II manufacturing platform for both single-use and our two-week and monthly PC technology-based high volume products,” said Robert S. Weiss, executive vice president and chief operating officer. “Our ongoing conversion to Gen II is key to achieving the substantial manufacturing savings we’ve projected from the Ocular acquisition,” he noted.

Cooper expects capital expenditures in fiscal 2006 of about $150 million to $160 million, about 70% for expanded manufacturing capacity, about 20% for Gen II conversion and about 10% for information technology.

Cooper expects to exit fiscal 2006 with the manufacturing capacity to sell $40 million in silicone hydrogel lenses during fiscal 2007, more than five times the anticipated fiscal 2006 capacity, and to continue to increase silicone hydrogel capacity during fiscal 2007. Adequate manufacturing capacity to meet anticipated demand for existing single-use lenses and Biomedics XC is expected to be in place over the next twelve months.

•	Depreciation and amortization was $14.2 million for the quarter.

Amended Credit Agreement

During the first quarter Cooper amended its $750 million credit facility. This reduced the cost of borrowing by approximately $2 million annually. As a result, Cooper wrote off $4.1 million of deferred costs related to the previous facility in the first quarter.

CooperVision Business Details

2005 Worldwide Contact Lens Market Revenue Highlights

Calendar 2005 Trends In Manufacturers Worldwide Shipments of Soft Contact Lenses

Market Segment	% Market	% CVI Revenue	% Reported Market Growth (12 mos. 2005)	% CVI Soft Lens Growth*
Single-use	29	10	+13	+35
Sphere	46	50	+9	(3)
Toric	15	33	+15	+13
Multifocal	3	5	+19	+48
Cosmetic	7	2	(3)	—
Total	100	100	+10	+7
All disposable	95	87	+14	+13

*	Organic growth for 2005. See table below: CVI Selected Revenue Data for Major Product and Geographic Categories.

According to independent market research data, the worldwide soft contact lens market grew 10% in calendar 2005 to $4.6 billion – 8% in constant currency. The soft contact lens market in United States grew about 8% to $1.6 billion, while revenue in countries outside the United States grew about 11% to $3 billion.

Toric lenses, the largest specialty product category, grew approximately 15% to about $685 million, while the daily disposable segment grew about 13% to approximately $1.3 billion. Multifocal lenses grew 19% to $143 million.

The Americas region, approximately $1.8 billion or 40% of the world market, grew approximately 9%. Japan and the Pacific Rim countries, approximately $1.5 billion or 31% of the world market, grew approximately 17%. Europe, about $1.3 billion or 29% of the market, grew about 5%.

CVI believes that it is the world’s third leading contact lens supplier with a worldwide market share of 17%. CVI now accounts for over 37% of worldwide toric lens revenues.

Silicone Hydrogel Market Update

According to independent market research data, worldwide silicone hydrogel lens revenue grew 95% during 2005 to $662 million, about 14% of the soft contact lens market. The market share for silicone hydrogel lenses stabilized at 16% of soft contact lens revenue in both the third and fourth quarters of calendar 2005.

About two-thirds of the silicone hydrogel revenue is generated in the United States. During calendar 2005, silicone hydrogel lenses accounted for 26% of soft contact lens revenue in the U.S.; 27% in the third quarter and 28% in the fourth quarter.

According to Health Product Research estimates, silicone hydrogel lenses accounted for 27% of total patient visits to contact lens practitioners in the United States during the fourth quarter of calendar 2005 compared with 25% in the third quarter. Silicone hydrogel lenses accounted for 34% of new patient visits in the third quarter and 35% of new visits in the fourth quarter.

CooperVision Worldwide Reported Revenue Highlights for the First Quarter Fiscal 2006

•	CVI’s worldwide revenue of $175.6 million grew 45% over last year’s first quarter – 52% in constant currency.

•	CVI’s core product lines — specialty lenses (toric, cosmetic, multifocal, and PC Technology and silicone hydrogel spherical lenses) plus single-use lenses – grew 44% in the first quarter and accounted for 63% of its soft lens business.

•	Sales of toric lenses, which correct astigmatism, increased 32% in the first quarter and accounted for 34% of CVI’s soft contact lens revenue. All disposable toric products grew 33% in the quarter and now represent about 80% of CVI’s worldwide toric sales.

•	Single-use lenses had sales of about $20.7 million during the quarter, up 256% for the same period in 2005.

•	In the Americas region, which accounts for 48% of CVI’s contact lens business, revenue grew 37% – 36% in constant currency.

•	European lens revenue, about 36% of CVI’s contact lens business, grew 31% – 44% in constant currency.

•	Asia-Pacific revenue grew to $28.3 million from $12.8 million, and now represents 16% of CVI’s contact lens business.

CooperVision First Quarter Fiscal 2005 Organic Constant Currency Growth Revenue Comparison

On January 6, 2005, Cooper acquired Ocular, and results from the acquired Ocular business are part of Cooper’s consolidated financial reporting from that date. To show CVI’s organic constant currency growth, we include in the table below Ocular’s revenue when Cooper did not own Ocular of $51.6 million for November 1, 2004 through January 5, 2005 with CVI’s reported revenue of $121.1 million for the prior year’s period.

CVI Selected Revenue Data for Major Product and Geographic Categories

	% CVI Revenue 1Q06	% Change 1Q06 vs. 1Q05
Total worldwide soft contact lenses	100	+6
Total specialty lenses	50	+10
US specialty	61	+5
Outside the US (OUS) specialty	44	+14
Total disposable lenses (1 day, 2 week, 1 month wear)	88	+8
US disposable	84	+6
OUS disposable	90	+9
Total spherical lenses (ex single-use)	47	(2)
US spherical	48	(1)
OUS spherical	46	(2)
Disposable spherical lenses (93% of spherical revenue)	55	+4
US disposable spherical	45	+3
OUS disposable spherical	61	+5
Total single-use spherical lenses	13	+23
Total toric lenses	34	+9
US toric	45	+4
OUS toric	27	+15
Disposable toric lenses (80% of toric revenue)	27	+13
US disposable toric	32	+7
Multifocal lenses	5	+56
Proclear lenses	17	+21
US Proclear	17	+15
OUS Proclear	16	+26
Americas region	45	+3
European region	38	+8
Asia-Pacific region	17	+11

CooperVision Strategies

While posting an 8% revenue gain worldwide during fiscal 2005, CVI lost market share in the two-week spherical lens market in the United States. New product introductions during calendar 2006 are aimed at growing revenue and regaining market share momentum. Recent new product introductions were:

•	In December 2005, CVI launched Biofinity a second generation monthly silicone hydrogel spherical lens in Europe and plans to introduce it in the United States in the second half of calendar 2006.

•	In January, CVI introduced Biomedics XC, a two-week aspheric lens featuring PC Technology. This product is positioned against first generation two-week disposable silicone hydrogel spheres as a superior product with overall patient comfort preference in daily wear. It will soon be available as a house brand for customers in the optical chain market, who have been unable to offer a CVI two-week sphere until now, and enables practitioners to offer a new two-week contact lens that is different from silicone hydrogel products.

•	In January, an improved Biomedics single-use spherical lens was launched worldwide.

These products accounted for about $1 million in revenue in the first quarter of fiscal 2006.

The schedule for the introduction of CVI new products for the remainder of calendar 2006 and for 2007 and 2008 is as follows:

Introduction Date (calendar year)	Product Description	Market	Comments
1H06	Second base curve of Proclear toric	United States then worldwide	Allows more patients to wear the Proclear toric lens

	Single-use toric	Japan	First single-use toric in Japan with wide range of parameters
2H06	Silicone Hydrogel sphere	United States	Second generation monthly product

	Biomedics Multifocal EP (Emerging Presbyope)	United States	Disposable 2 week product

	Proclear disposable toric multifocal	United States	First disposable product in its class

	Single-use sphere with PC technology	United States	Premium single-use lens enhances wearer comfort

	Proclear disposable toric XR	United States	Expands parameters of Proclear toric

2007	Single-use sphere with PC technology	Europe	Premium single-use lens enhances wearer comfort

	Silicone Hydrogel sphere plus PC technology	United States	CVI’s third generation silicone hydrogel using PC technology

	Single-use multifocal with PC technology	United States	First premium single-use multifocal

	Biomedics XC two-week disposable sphere with PC technology	Asia Pacific Europe	Favorable clinical profile versus competitive silicone hydrogels

	Silicone Hydrogel Toric	United States Europe	CVI’s third generation silicone hydrogel using PC technology

2008	Single-use sphere with PC technology	Japan	Premium single-use lens enhances wearer comfort

CVI First Quarter Expenses

CVI’s gross margin before nonrecurring acquisition and restructuring costs was 64% of revenue in the first quarter of fiscal 2006 compared to 66% in last year’s first quarter. Gross margin with nonrecurring acquisition and restructuring costs included was also 64%, approximately the same as the first quarter of 2005. The impact of foreign exchange, sales product mix and manufacturing inefficiencies associated with the ramp up of new products is expected to cause gross margins to be lower in the first half of the year compared with the second half.

CooperVision’s SG&A expense grew 40% during the quarter compared with revenue growth of 45%. Expense growth reflects CVI’s investment in selling programs associated with new products in advance of product launches. SG&A expenses in the second half of the year as a percent of revenue are expected to decline reflecting the impact of anticipated revenue associated with new product introductions.

Research and development expense was $5.2 million in the first quarter of fiscal 2006, 1.5 times greater than last year’s first quarter and is expected to be between $18 million and $20 million for fiscal 2006.

CooperSurgical Business Details

During the first quarter, revenue at CSI, Cooper’s women’s healthcare medical device business, grew 14% to $30.1 million compared with $26.5 million in the first quarter of fiscal 2005.

CSI’s organic revenue grew approximately 6% over last year’s first quarter.

CSI’s operating margin was 18% for the quarter, up from 13% in the first quarter of 2005, reflecting operating efficiencies derived from 2005 restructuring activities.

In November 2005, CSI acquired NeoSurg Technologies, Inc. (NeoSurg), a manufacturer of reusable and disposable trocar access systems used in laparoscopic surgery, and Inlet Medical, Inc. (Inlet), a manufacturer of trocar closure systems and pelvic floor reconstruction procedure kits. These purchases advance CSI’s expansion within the hospital segment of women’s healthcare.

Inlet revenue was approximately $2.7 million in the first quarter, and the Company expects to launch its NeoSurg products in the second half of fiscal 2006.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts.

Non-GAAP Financial Measures (In millions, except per share amounts)

In this news release, we report Cooper’s “cash flow per share” for the first quarter of fiscal 2006 and 2005 as 95 cents and 89 cents, respectively, and our cash flow per share for the twelve months ended January 31, 2006 as $4.60.

Although “cash flow per share” is a non-GAAP financial measure, we disclose it because we believe it is a more appropriate measure of Cooper’s liquidity and financial strength, particularly when calculated consistently over time. In Cooper’s case, cash flow per share is more informative than the more common non-GAAP measure of liquidity called “earnings before interest, taxes, depreciation and amortization” (EBITDA) because, unlike most companies, Cooper does not expect to pay federal income taxes for several years because it has significant net operating loss carryforwards. Cooper has a significant competitive advantage, as most companies expend a large portion of their pretax profits on taxes. Readers should understand this and judge our financial strength accordingly.

To calculate “cash flow per share,” we add back charges for income taxes, stock options, depreciation, amortization and nonrecurring items (nonrecurring acquisition and restructuring expenses and the write-off of deferred financing costs associated with amending the syndicated bank credit facility) to income for calculating earnings per share, less interest on convertible debt, and then divide the result by the average number of shares used to calculate diluted earnings per share. In the table below, we reconcile earnings per share (the closest GAAP measure) to “cash flow per share” for all periods reported using the same diluted per share figures.

	Q1 2006	Q1 2005	Twelve Months Ended 12/31/2005	Twelve Months Ended 1/31/2006
Income for calculating earnings per share	$18.5	$18.2	$93.8
Add:
Income taxes	2.2	4.6	16.7
Stock options	4.9	—	—
Depreciation	10.4	6.6	36.9
Amortization	3.7	1.6	11.7
Nonrecurring acquisition and restructuring expenses	1.8	4.7	52.0
Write-off of deferred financing costs	4.1	—	—
Less: Interest charge applicable to convertible debt, net of tax	0.5	0.5	2.1

“Cash flow”	$45.1	$35.2	$209.0

Earnings per share	$0.39	$0.46	$2.04

Cash flow per share	$0.95	$0.89	$4.54	$4.60

Number of shares used to compute diluted earnings per share	47.6	39.5	46.0

In this news release, we report for the first quarter of fiscal 2006, “earnings per share before nonrecurring items” as 49 cents and “earnings per share before nonrecurring items and stock option expense” as 58 cents.

Although “earnings per share before nonrecurring items” is a non-GAAP financial measure, we disclose it because we believe it is an appropriate measure to promote comparability of Cooper’s results, particularly when calculated consistently over time. In the schedule below, we reconcile earnings per share (the closest GAAP measure) to “earnings per share before nonrecurring items,” for all periods reported using the same diluted per share figures. We add back nonrecurring items, adjusted for the impact of the nonrecurring items on the effective tax rate, to reported earnings per share.

Q1 2006
Earnings per share, as reported	$0.39
Nonrecurring items, net of tax	0.10

Earnings per share before nonrecurring items	$0.49

Stock option expense, net of tax	0.09

Earnings per share before nonrecurring items and stock option expense	$0.58

Number of shares used to compute diluted earnings per share	47.6

Conference Call

The Cooper Companies will hold a conference call to discuss its first quarter results today at 2pm Pacific Standard Time. To access the live call, dial 1-888-396-2369. A replay will be available at +1-888-286-8010 approximately one hour after the call ends and remain available for five days. The passcode is 42774109. Callers outside the United States should dial +1-617-847-8710, passcode 49928841.This call will also be broadcast live on The Cooper Companies’ Web site, www.coopercos.com and at www.streetevents.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular business, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that acquired businesses will not be integrated successfully into CVI and CSI, including the risk that the Company may not continue to realize anticipated benefits from its cost-cutting measures and inherent in accounting assumptions made in the acquisitions; the risks that CVI’s new products will be delayed or not occur at all, or that sales will be limited following introduction due to manufacturing constraints; risks related to implementation of information technology systems covering the Company’s businesses and any delays in such implementation or other events which could result in management having to report a significant deficiency or material weakness in the effectiveness of the Company’s internal control over financial reporting in its

2006 annual report on Form 10-K; and risks with respect to the ultimate validity and enforceability of the Company’s patent applications and patents and the possible infringement of the intellectual property of others.

Events, among others, that could cause our actual results and future actions of the Company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, variations in stock option expenses caused by stock price movement or other assumptions inherent in accounting for stock options, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, the adverse effects on patients, practitioners and product distribution of natural disasters, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” section in Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Albuquerque, N.M., Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com.

Proclear® and Biomedics®, are registered trademarks and Biomedics XC™ and Biofinity™ are trademarks of The Cooper Companies, Inc. and its subsidiaries or affiliates and are italicized in this news release.

FINANCIAL STATEMENTS FOLLOW

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended January 31,
	2006	2005
Net sales	$205,739	$147,550
Cost of sales	76,578	55,432

Gross profit	129,161	92,118
Selling, general and administrative expense	84,446	60,395
Research and development expense	5,932	2,830
Restructuring costs	1,340	666
Amortization of intangibles	3,729	1,610

Operating income	33,714	26,617
Interest expense	8,428	3,648
Other loss, net	5,163	614

Income before income taxes	20,123	22,355
Provision for income taxes	2,169	4,646

Net income	17,954	17,709
Add interest charge applicable to convertible debt, net of tax	522	524

Income for calculating diluted earnings per share	$18,476	$18,233

Diluted earnings per share	$0.39	$0.46

Number of shares used to compute earnings per share	47,614	39,479

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2006	October 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$24,597	$30,826
Trade receivables, net	155,001	152,610
Inventories	198,480	185,693
Deferred tax asset	21,147	23,449
Other current assets	50,118	51,136

Total current assets	449,343	443,714

Property, plant and equipment, net	414,113	379,785
Goodwill	1,209,834	1,169,049
Other intangibles, net	161,096	151,413
Deferred tax asset	20,699	19,716
Other assets	13,173	16,153

	$2,268,258	$2,179,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$38,537	$72,260
Other current liabilities	186,398	185,362

Total current liabilities	224,935	257,622

Long-term debt	727,234	632,652
Deferred tax liabilities	7,819	9,118
Accrued pension liability and other	7,606	7,213

Total liabilities	967,594	906,605

Stockholders’ equity	1,300,664	1,273,225

	$2,268,258	$2,179,830

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